Form 10KSB, Exhibit 13
period 1996-12-31
BANK OF SOUTH CAROLINA CORP
filed 1997-03-28
CIK 1007273

                                                                      EXHIBIT 13


      BANK OF SOUTH CAROLINA CORPORATION SUMMARY OF SELECTED FINANCIAL DATA


A.  SUMMARY OF SELECTED FINANCIAL DATA

The following tables, as well as the previously presented consolidated financial highlights, set forth certain selected financial information concerning the Company and its wholly-owned subsidiary. The information was derived from audited consolidated financial statements. The information should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations which follows and the audited consolidated financial statements and notes which are presented elsewhere in this report.

                                                                    FOR YEARS ENDED DECEMBER 31,
                                           ------------------------------------------------------------------------------
                                              1996             1995             1994             1993             1992
-------------------------------------------------------------------------------------------------------------------------
Operating Data:

Interest and fee income                    $7,899,225       $7,013,875       $5,513,791       $4,878,269       $5,303,102
Interest expense                            2,378,414        2,306,545        1,572,987        1,532,547        1,933,158
                                           ----------       ----------       ----------       ----------       ----------
Net interest income                         5,520,811        4,707,330        3,940,804        3,345,722        3,369,944
Provision for loan losses                     140,000           20,000          105,000          160,000          420,000
                                           ----------       ----------       ----------       ----------       ----------
Net interest income after
  provision for loan losses                 5,380,811        4,687,330        3,835,804        3,185,722        2,949,944
Other income                                  500,923          345,677          191,829          277,238          285,791
Other expense                               3,658,787        3,366,776        2,915,310        2,466,285        2,194,367
                                           ----------       ----------       ----------       ----------       ----------
Income before income taxes                  2,222,947        1,666,231        1,112,323          996,675        1,041,368
Income tax expense                            834,139          617,000          407,000          353,500          363,800
                                           ----------       ----------       ----------       ----------       ----------
Net income                                 $1,388,808       $1,049,231       $  705,323       $  643,175       $  677,568
                                           ==========       ==========       ==========       ==========       ==========
Net income per common share(1)(2)          $     1.19       $      .89       $      .60       $      .55       $      .58
                                           ==========       ==========       ==========       ==========       ==========
Weighted average common shares(1)(2)        1,169,961        1,176,463        1,166,000        1,166,000        1,166,000
Dividends per common share                 $      .39       $      .27       $      .20       $      .17       $      .15



                                                                                  AS OF
                                                                               DECEMBER 31,
                                          ------------------------------------------------------------------------------------
                                              1996               1995              1994              1993             1992
------------------------------------------------------------------------------------------------------------------------------
Balance Sheet Data:

Total investment securities               $ 19,231,905       $12,505,634       $15,955,605       $15,105,901       $13,201,742
Total loans                                 71,660,124        61,986,536        54,471,114        52,473,245        55,362,015
Allowance for loan losses                    1,041,216           960,103           996,386         1,039,870         1,017,962
Total assets                               102,835,416        95,248,079        77,176,341        80,225,926        77,073,836
Total deposits                              84,830,237        78,990,344        62,465,429        64,814,531        62,005,067
Shareholders' equity                        14,893,813        14,515,232        13,287,736        12,955,888        12,514,113



1) On April 17, 1995, The Bank of South Carolina reorganized into Bank of South Carolina Corporation, a one-bank holding company when each share of common stock of the Bank was exchanged for two shares of common stock of the Corporation. Average shares outstanding and per share data reflect the common stock exchange after the reorganization and have been retroactively restated.

2) On May 15, 1996, Bank of South Carolina Corporation issued a 10% stock dividend. All share and per share data have been retroactively restated to reflect the 10% stock dividend.

    BANK OF SOUTH CAROLINA CORPORATION MANAGEMENT'S DISCUSSION AND ANALYSIS


B. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management's discussion and analysis is included to provide the shareholders with an expanded narrative of the Company's results of operations, changes in financial condition, liquidity and capital adequacy. This narrative should be reviewed in conjunction with the audited consolidated financial statements and notes included in this annual report and the Company's 1996 Annual Report on Form 10-KSB. Since the primary asset of the Company is its wholly-owned subsidiary, most of the discussion and analysis relates to the Bank.


[GRAPH]


OVERVIEW

On average daily assets of $96,379,427 in 1996, an increase from $84,596,891 in 1995, the Company earned $1,388,808 or $1.19 per share compared to $1,049,231 or $.89 per share for 1995. The return on average assets of 1.44% for 1996 was up from 1.24% for 1995. The return on average shareholders' equity for 1996 was 9.48%, up from 7.57% for 1995. Total average deposits at December 31, 1996, were $79,671,917, up $10,697,122 or 15.51% from year end 1995.

During 1996, the Company declared four quarterly cash dividends of $.10 per share thereby sharing a greater portion of its profits with its owners, compared to prior years.

COMPARISON OF THE YEAR ENDED DECEMBER 31, 1995, TO DECEMBER 31, 1996

Net income increased $339,577 from $1,049,231 for December 31, 1995, to $1,388,808 for December 31, 1996, increasing net income per common share from $.89 to $1.19 for the same periods. This increase is primarily attributable to increases in net interest income and other income and a loss on other real estate owned in the prior year.

Net interest income increased $813,481 from $4,707,330 for December 31, 1995, to $5,520,811 for December 31, 1996. This increase is due to the Company's volume of average interest earning assets increasing at a faster rate than the average interest bearing liabilities while maintaining a fairly consistent net interest spread for the year.

Total interest and fee income increased 12.62% or $885,350. This increase is due primarily to an increase in interest and fees on loans from $5,607,210 at December 31, 1995, to $6,360,042 at December 31, 1996. Total loans increased from $61,986,536 at December 31, 1995, to $71,660,124 at December 31, 1996. The
average yield on loans decreased from 10.04% to 9.71% for the same periods.


[GRAPH]


Total interest expense increased 3.12% or $71,869. This increase is due primarily to an increase in interest on deposits from $2,236,115 at December 31, 1995, to $2,313,460 at December 31, 1996. Deposits increased from $78,990,344 at December 31, 1995, to $84,830,237 at December 31, 1996. The average rate on interest bearing liabilities decreased from 4.09% to 3.75% for the same periods.

The provision for loan losses increased from $20,000 at December 31, 1995, to $140,000 at December 31, 1996. The increase in the provision is directly related to the 16% growth in the loan portfolio. The allowance for loan losses as a percentage of average total loans decreased from 1.72% to 1.59% for the same period due to the increase in loans. Management believes the allowance for loan losses is adequate to absorb inherent losses in the loan portfolio. For further discussion, see "Non-accrual and Past Due Loans" and "Allowance for Loan Losses."

Other income increased 44.91% from $345,677 at December 31, 1995, to $500,923 at December 31, 1996, or $155,246. This increase is attributable to an increase in service charges, fees and service release premiums from mortgage loans.

      BANK OF SOUTH CAROLINA CORPORATION SUMMARY OF SELECTED FINANCIAL DATA


Other expense increased 8.67% or $292,011 from December 31, 1995, to December 31, 1996. This increase is due in part to a 12.72% increase in salaries and employee benefits as a result of the creation of new positions within the Company and an annual merit increase for the Company's staff. This was offset by a loss on other real estate owned in 1995.

Occupancy expense increased $101,386 or 14.78% from $685,965 at December 31, 1995, to $787,351 at December 31, 1996. This increase is primarily due to the addition of the Mt. Pleasant office which opened in May 1996.


                                   [GRAPH]


Other operating expense increased $250,014 or 37.60% from $664,992 at December 31, 1995, to $915,006 at December 31, 1996. The increase is a result of expenses relating to the opening a new office in Mt. Pleasant during the year as well as increases in other general operating expenses.

Income tax expense increased from $617,000 at December 31, 1995, to $834,139 at December 31, 1996. The Company provides for income taxes at approximately 37% of pretax net income. The increase in income tax expense is directly related to the increase in pretax net income from $1,666,231 at December 31, 1995, to $2,222,947 at December 31, 1996.

COMPARISON OF THE YEAR ENDED DECEMBER 31, 1994, TO DECEMBER 31, 1995

Net income increased $343,908 from $705,323 for December 31, 1994, to $1,049,231 for December 31, 1995, increasing net income per common share from $.60 to $.89 for the same periods. This increase is primarily attributable to an increase in net interest income, a reduction in the provision for loan losses and increases in both other income and expense.

Net interest income increased $766,526 from $3,940,804 for December 31, 1994, to $4,707,330 for December 31, 1995. This increase is due to the Company's volume of average interest earning assets increasing at a faster rate than the average interest bearing liabilities as well as the weighted average rate on interest bearing assets increasing more than the rate on the interest bearing liabilities.


                                   [GRAPH]


Total interest and fee income increased 27% or $1,500,084. This increase is due primarily to an increase in interest and fees on loans from $4,360,882 at December 31, 1994, to $5,607,210 at December 31, 1995. Total loans increased from $54,471,114 at December 31, 1994, to $61,986,536 at December 31, 1995. The
average yield on loans also increased from 8.37% to 10.04% for the same periods.

Total interest expense increased 47% or $733,558. This increase is due primarily to an increase in interest on deposits from $1,531,186 at December 31, 1994, to $2,236,115 at December 31, 1995. Deposits increased from $62,465,429 at December 31, 1994, to $78,990,344 at December 31, 1995. The average rate on interest bearing liabilities also increased from 3.01% to 4.09% for the same periods.

The provision for loan losses decreased from $105,000 at December 31, 1994, to $20,000 at December 31, 1995. The allowance for loan losses as a percentage of total loans also decreased from 1.83% to 1.55% for the same period. Management believes the allowance for loan losses is adequate to absorb inherent losses in the loan portfolio. For further discussion, see "Non-accrual and Past Due Loans" and "Allowance for Loan Losses."

Other income increased from $191,829 at December 31, 1994, to $345,677 at December 31, 1995. This increase is attributable to a 14% increase in service charges, fees and commissions as well as a loss on sale of investment securities in 1994 of $140,443, which was not repeated in 1995.

      BANK OF SOUTH CAROLINA CORPORATION SUMMARY OF SELECTED FINANCIAL DATA


Other expense increased 15.5% or $451,466 from December 31, 1994, to December 31, 1995. This increase is due to a 13% increase in salaries and employee benefits as a result of the creation of two new positions within the Company and an annual merit increase for the Company's staff. Additionally, in 1995 there was a loss on other real estate owned of $313,000 due to the write down and subsequent sale of other real estate owned. See discussion under "Allowance for Loan Losses."

Income tax expense increased from $407,000 at December 31, 1994, to $617,000 at December 31, 1995. The Company provides for income taxes at approximately 37% of pretax net income. The increase in income tax expense is directly related to the increase in pretax net income from $1,112,323 at December 31, 1994, to $1,666,231 at December 31, 1995.


ASSET AND LIABILITY MANAGEMENT

The assets and liabilities of the Company are managed to provide a consistent level of liquidity to accommodate normal fluctuations in loans and deposits. At year end 1996, total assets were $102,835,416, an increase of 7.97% from the end of the previous year. At year end 1996, deposits were $84,830,237, an increase of 7.39% from the end of the previous year, primarily as a result of an increase in all deposit services with the exception of money market accounts.


                                   [GRAPH]


Approximately 94.12% of the Bank's average assets were earning assets composed of U.S. Treasury and municipal securities in the amount of $17,614,422, Federal Funds Sold and interest bearing deposits in other banks in the amount of $7,628,223 and loans in the amount of $65,468,548. In conjunction with the adoption of SFAS 115, the Company reclassified all of its investment securities to available for sale on January 1, 1994.


                                   [GRAPH]


The Bank's policy is to minimize interest rate risk between interest bearing assets and liabilities at various maturities and to attempt to maintain an asset positive position over a 12 month period. In adhering to this policy, it is anticipated that the Bank's net interest margins will not be materially affected by inflation and changing prices. The interest rate spread for 1996 increased to 4.96% from 4.78% for 1995 and the net interest margin for 1996 increased to 6.09% from 5.95% for 1995 as the result of the decrease in the Bank's average prime rate during 1996 of 8.27% from an average of 8.83% during 1995. Management will continue to monitor its asset sensitive position in times of lower interest rates which might adversely effect its net interest margin.

Since the rates on most of the Bank's interest bearing liabilities can vary on a daily basis, management continues to maintain a loan portfolio priced predominately on a variable rate basis. The Bank seeks stable, long-term deposit relationships to fund its loan portfolio.

Investment securities with relatively short-term maturities were used to fund the increase in loans during 1996. At December 31, 1996, the average maturity of the investment portfolio was 20 months with an average yield of 6.41% compared to 19 months with an average yield of 6.75% at December 31, 1995.

The Bank does not own nor has it ever purchased derivative securities.

      BANK OF SOUTH CAROLINA CORPORATION SUMMARY OF SELECTED FINANCIAL DATA


The following table summarizes the Bank's interest sensitivity position as of December 31, 1996:

                                                                        3 MONTHS       6 MONTHS        1 YEAR
                                                          LESS          TO LESS         TO LESS        TO LESS
EARNING ASSETS                                           THAN 3          THAN 6          THAN 1         THAN 5        5 YEARS
(IN 000'S)                                1 DAY          MONTHS          MONTHS           YEAR          YEARS         OR MORE
---------------------------------------------------------------------------------------------------------------------------------
Loans                                    $ 60,988       $  4,922        $  1,805        $  1,879       $  1,230       $   --
Investment securities                          --             --           1,014           3,004         15,040           --
Short term investments                          6             --              --              --             --           --
Federal funds sold                          4,675             --              --              --             --           --
                                         --------       --------        --------        --------       --------       ------
Total                                    $ 65,669       $  4,922        $  2,819        $  4,883       $ 16,270       $   --
                                         ========       ========        ========        ========       ========       ======

INTEREST BEARING LIABILITIES
(IN 000'S)

CD's 100,000 and over                    $     --       $  8,490        $  4,573        $    936       $     --       $   --
Other time deposits                           365          4,943           3,399           2,500            161           --
Money market and interest
    bearing demand accounts                34,671             --              --              --             --           --
Savings                                     3,715             --              --              --             --           --
Borrowed money                              2,392             --              --              --             --           --
                                         --------       --------        --------        --------       --------       ------
Total                                    $ 41,143       $ 13,433        $  7,972        $  3,436       $    161       $   --
                                         ========       ========        ========        ========       ========       ======

Net                                      $ 24,526       $ (8,511)       $ (5,153)       $  1,447       $ 16,109       $   --
Cumulative                                                16,015          10,862          12,309         28,418       28,418

LIQUIDITY

The Bank's liquidity is monitored on a daily basis to insure funds are available to meet the Bank's liquidity requirements. All securities owned by the Bank are classified as available for sale and, as a result, are carried at market value with changes in market value, net of tax adjusted through shareholders' equity. The unrealized gain on securities available for sale, net of income taxes was $108,810 at December 31, 1996, and the unrealized gain net of income taxes was $234,965 at December 31, 1995. At year end 1996, the Bank's federal funds sold totaled $4,675,000.

COMPOSITION OF AVERAGE ASSETS

                                  1996                1995               1994               1993               1992
----------------------------------------------------------------------------------------------------------------------
Loans                          $65,468,548        $55,870,527        $52,079,826        $53,313,291        $54,427,295
Investments                     17,614,422         14,564,163         16,742,283         13,503,873         13,845,103
Federal funds sold &
  other investments              7,628,223          8,658,882          4,364,079          6,474,471          3,601,861
Non-earning assets               5,668,234          5,503,319          4,921,148          3,664,312          3,423,970
                               -----------        -----------        -----------        -----------        -----------

Total average assets           $96,379,427        $84,596,891        $78,107,336        $76,955,947        $75,298,229
                               ===========        ===========        ===========        ===========        ===========

Average earning assets increased by $11,617,621 from 1995 to 1996 while average non-earning assets increased by $164,915 primarily as a result of loan growth and an increase in the investment portfolio.


                                   [GRAPH]


Average loans for 1996 were up by $9,598,021 from 1995 as a result of stronger loan demand. The majority of the growth, or approximately $5,661,000, was in commercial loans which are tied to the Bank's prime rate.

Deposit growth was used to fund the increase in the loan and investment portfolios.

      BANK OF SOUTH CAROLINA CORPORATION SUMMARY OF SELECTED FINANCIAL DATA


ANALYSIS OF CHANGES IN NET INTEREST INCOME

The following table shows changes in interest income and expense based upon changes in volume and changes in rates:

                                  1996 vs 1995                        1995 vs 1994                         1994 vs 1993
                      ----------------------------------   ----------------------------------   ---------------------------------
                                              Net Dollar                            Net Dollar                          Net Dollar
                        Volume        Rate     Change(1)     Volume        Rate     Change (1)    Volume        Rate     Change(1)
                      ----------------------------------   ----------------------------------   ---------------------------------
Loans                 $  963,265   $(210,433)  $ 752,832   $ 317,412   $  928,916  $1,246,328   $(107,822)   $ 727,022   $619,200
Investments              190,899      32,134     223,033    (128,266)      53,830     (74,436)    208,849     (167,037)    41,812
Fed funds sold &
  other investments      (58,959)    (31,556)    (90,515)    164,394      163,798     328,192     (68,439)      42,949    (25,490)
                      ----------   ---------   ---------   ---------   ----------  ----------   ---------    ---------   --------
   Interest income    $1,095,205   $(209,855)  $ 885,350   $ 353,540   $1,146,544  $1,500,084   $  32,588    $ 602,934   $635,522
                      ==========   =========   =========   =========   ==========  ==========   =========    =========   ========


Transaction
  accounts            $   80,485   $(198,389)  $(117,904)  $ (35,937)  $  187,422  $  151,485   $ (50,989)   $  53,199   $  2,210
Savings                    7,628      (5,017)      2,611     (31,471)      15,757     (15,714)     80,875       13,026     93,901
Certificates of
  deposit                247,991     (55,354)    192,637     221,870      347,289     569,159     (62,918)         128    (62,790)
Fed funds
  purchased               (5,023)         --      (5,023)      4,820           36       4,856          84           84        168
Securities sold
  under agreements
  to repurchase            6,876        (727)      6,149      (4,455)       9,511       5,056        (800)         596       (204)
Demand notes
  issued to U.S.
  Treasury                  (308)     (6,293)     (6,601)      6,074       12,642      18,716      (2,459)       9,613      7,154
                      ----------   ---------   ---------   ---------   ----------  ----------   ---------    ---------   --------
   Interest expense   $  337,649   $(265,780)  $  71,869   $ 160,901   $  572,657  $  733,558   $ (36,207)   $  76,646   $ 40,439
                      ==========   =========   =========   =========   ==========  ==========   =========    =========   ========

Increase in net
  interest income                              $ 813,481                           $  766,526                            $595,082

(1) VOLUME/RATE CHANGES HAVE BEEN ALLOCATED TO EACH CATEGORY BASED ON THE PERCENTAGE OF EACH TO THE TOTAL CHANGE.


LOAN PORTFOLIO COMPOSITION

The following is a schedule of the Bank's loan portfolio as of December 31, 1996, as compared to December 31, 1995 and December 31, 1994:

                                                          BOOK VALUE (IN 000'S)
TYPE                                                     1996      1995      1994
----                                                   -------   -------   -------
Commercial and industrial loans                        $34,552   $31,073   $24,281
Real estate loans                                       31,605    26,601    25,043
Loans to individuals for household, family and other
   personal expenditures                                 5,434     4,257     4,896
All other loans (including overdrafts)                      69        56       251
                                                       -------   -------   -------

Total loans (excluding unearned income)                $71,660   $61,987   $54,471
                                                       =======   =======   =======

      BANK OF SOUTH CAROLINA CORPORATION SUMMARY OF SELECTED FINANCIAL DATA


The only material change in the composition of the Bank's loan portfolio was a 19% increase in real estate loans due to increased loan demand in the market. As a Bank whose mission is to serve its community, there is a geographic concentration of loans in Charleston, Dorchester and Berkeley counties.

The Bank had no foreign loans or loans to fund leveraged buyouts (LBO's) during 1994, 1995 or 1996.

IMPAIRED AND RESTRUCTURED LOANS

The Bank had three impaired loans with aggregate balances of $63,054 and $73,287 as of December 31, 1996, and 1995, respectively, and one restructured loan with a balance of $69,791 and $82,291 as of December 31, 1996 and 1995, respectively. Management does not know of any loans which will not meet their contractual obligations that are not otherwise discussed herein.

NON-ACCRUAL AND PAST DUE LOANS

The Bank had $38,432 in non-accrual loans as of December 31, 1996, compared to $111,258 as of December 31, 1995. There were $2,792 in loans over 90 days past due still accruing interest as of December 31, 1996, and none as of December 31, 1995.

A loan is generally placed on non-accrual status when principal or interest is over 90 days past due or there is doubt about the collectability of the loan.

ALLOWANCE FOR LOAN LOSSES

The provision to the allowance for loan losses is based on management's and the Loan Committee's ongoing review and evaluation of the loan portfolio and general economic conditions on a monthly basis and by the Board of Directors on a quarterly basis. Management's review and evaluation of the allowance for loan losses is based on an analysis of historical trends, significant problem loans, current market value of real estate or collateral and certain economic and other factors affecting loans and real estate or collateral securing these loans. Loans are charged off when, in the opinion of management, they are deemed to be uncollectible. Recognized losses are charged against the allowance and subsequent recoveries are added to the allowance. While management uses the best information available to make evaluations, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluation. The allowance for loan losses is subject to periodic evaluation by various regulatory authorities and may be subject to adjustment based upon information that is available to them at the time of their examination.

The total provision to the allowance for loan losses for 1996 was $140,000 compared to $20,000 for 1995. During 1996, loan losses of $63,853 and recoveries of $4,966 were recorded to the allowance for loan losses resulting in a year end allowance for loan losses of $1,041,216 which represents 1.45% of total loans compared to $960,103 or 1.55% of total loans at December 31, 1995.

In May, 1994, the Bank acquired real estate of $951,063 at a foreclosure sale. Also in 1994, after a charge of $148,418 to the allowance for loan losses, the real estate was recorded as other real estate owned at $1,222,000 which was the property's fair value minus estimated selling costs. During 1995, the real estate was written down to $917,300 with the loss being charged to loss on other real estate owned. In January, 1996, the real estate was sold for $980,000 which resulted in proceeds to the Bank of $918,066 after incurring a real estate commission and other selling expenses.

EFFECT OF INFLATION AND CHANGING PRICES

The consolidated financial statements have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and results of operations in terms of historical dollars without consideration of changes in the relative purchasing power over time due to inflation.

Unlike most other industries, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution's performance than does the effect of inflation.

The yield on a majority of the Company's earning assets adjusts simultaneously with changes in the general level of interest rates. Most of the Company's liabilities are issued with fixed terms and can be repriced only at maturity. During periods of falling interest rates, as experienced from 1991 through 1993, the yield on the Company's assets declines faster than the rates paid on supporting liabilities. This causes a decline in the net interest margin because the difference between what the Company earns on its assets and what it pays on its liabilities becomes narrower. After interest rates have stabilized, there is a period of time until the rates paid on interest-bearing liabilities declines enough to restore the net interest margin. As demonstrated by the improving net interest margin in 1994 and 1995, the opposite effect of increasing net interest income is realized in a rising rate environment given the Company's current balance sheet structure.

CAPITAL RESOURCES

The capital needs of the Company have been met to date through the $10,600,000 in capital raised in the Bank's initial offering and the retention of earnings less dividends paid and the exercising of stock options in April of 1995 of $124,000 and April of 1996 of $124,000 for a total shareholders' equity at December 31, 1996, of $14,893,813. The rate of asset growth from the Bank's inception does not negatively impact this capital base. Effective December 31, 1990, regulatory authorities adopted risk based capital guidelines for financial institutions. These risk based guidelines are designed to highlight differences in risk profiles among financial institutions and to account for off balance sheet risk. The guidelines established requires a risk based capital ratio of 8% for bank holding companies and banks. The risk based capital ratio at December 31, 1996, for the Bank was 19.45% and at December 31, 1995, was 20.95%. The Company has applied for another branch in its market area for construction to begin in mid-1997 and believes it can finance this growth primarily with funds provided through normal operations. The Company's management does not know of any trends, events or uncertainties that may result in the Company's capital resources materially increasing or decreasing.

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the Company's and the Bank's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's and the Bank's capital amounts and classification

      BANK OF SOUTH CAROLINA CORPORATION SUMMARY OF SELECTED FINANCIAL DATA


are also subject to qualitative judgements by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets and to total assets. Management believes, as of December 31, 1996, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

At December 31, 1996 and 1995, the Company and the Bank are categorized as "well capitalized", respectively, under the regulatory framework for prompt corrective action. To be categorized as "adequately capitalized," the Company and the Bank must maintain minimum total risk based, Tier 1 risk based and Tier 1 leverage ratios of 8%, 4% and 4%, respectively. There are no current conditions or events that management believes would change the Company's or the Bank's category.

Please see "Notes to Consolidated Financial Statements" for the Company's and the Bank's various capital ratios at December 31, 1996.

ACCOUNTING AND REPORTING CHANGES

In March 1995, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, which is effective for financial statements issued for fiscal years beginning after December 15, 1995. SFAS No. 121 provides guidance for recognition and measurement of impairment of long-lived assets, certain identifiable intangibles and goodwill related both to assets to be held and used and assets to be disposed of. The adoption of this statement did not have a material effect on the Company.

In May 1995, the FASB issued SFAS No. 122, Accounting for Mortgage Servicing Rights, an Amendment of SFAS No. 65, which is effective prospectively for years beginning after December 15, 1995. The statement requires the recognition of an asset for the right to service mortgage loans for others, regardless of how those rights were acquired (either purchased or originated). Further, it amends SFAS No. 65 to require assessment of impairment based on fair value. The Company recently commenced the origination and sale of mortgage loans. Currently the Company is pre-selling all mortgages and their related servicing and, based upon the Company's present mortgage lending operation. This statement did not have a material adverse effect on the Company.

In October, 1995, the FASB issued SFAS No. 123, Accounting for Stock Based Compensation. This statement is effective for financial statements issued for fiscal years beginning after December 15, 1995. SFAS No. 123 provides guidance on the valuation of compensation costs arising from both fixed and performance stock compensation plans. The adoption of this statement did not have a material effect on the Company. The Company elected to continue to record stock-based compensation in accordance with APB 25 and disclose proforma changes to net income and earnings per share in the footnotes to the financial statements.

In June 1996, the FASB issued SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities. The statement is effective for transactions occurring after December 31, 1996. The Statement uses a "financial components" approach that focuses on control to determine the proper accounting for financial asset transfers. Under that approach, after financial assets are transferred, an entity would recognize on the balance sheet those assets it no longer controls and liabilities it has satisfied. This statement contains special provisions that deal with servicing assets and liabilities, which supersede SFAS No. 122, but this statement retains the impairment and amortization approaches contained in SFAS No. 122. The Company does not anticipate that adoption of this standard will have a material effect on the Company's financial statements in 1997.

In December 1996, the FASB issued SFAS No. 127, Deferral of the Effective Date of Certain Provisions of SFAS No. 125, an amendment to SFAS No. 125, which is effective December 31, 1996. This statement delays the effective date of certain provisions of SFAS No. 125 until after December 31, 1997. The amended provisions include those related to the transfers of financial assets and secured borrowings. The provisions in SFAS No. 125 related to servicing assets and liabilities are not delayed by this amendment. The Company does not anticipate that adoption of this standard will have a material effect on the Company's financial statements.

INDUSTRY DEVELOPMENTS

Certain recently enacted and proposed legislation could have an effect on both the costs of doing business and the competitive factors facing the financial institution's industry. Among the recently enacted bills is legislation to assess BIF members with one-fifth of the assessment rate imposed upon thrifts to cover the annual $780,000,000 Financing Corp. (FICO) bond obligation. This assessment computes to 130 basis points for banks in the years 1997 through 1999. Starting in the year 2000 until the FICO bonds are retired, banks and thrifts will pay the assessment on a pro rata basis (estimated to run about 2.5 basis points for banks). The Company is unable to assess the impact of other legislation on its financial condition or operations at this time.

THE BANK OF SOUTH CAROLINA EMPLOYEE STOCK OWNERSHIP PLAN AND TRUST

During 1989, the Board of Directors of the Bank adopted an Employee Stock Ownership Plan and Trust Agreement to provide retirement benefits to eligible employees of the Bank for long and faithful service. The Board of Directors of the Bank approved the contribution of $146,184 to The Bank of South Carolina Employee Stock Ownership Plan and Trust for the purchase of 10,178 shares of common stock for the fiscal year ended December 31, 1996. The contribution was made during 1996. T. Dean Harton, Sheryl G. Sharry and Nathaniel I. Ball, III, currently serve as Plan Administrator. Nathaniel I. Ball, III, currently serves as Trustee for the Plan. The Plan currently owns 79,708 shares of common stock of Bank of South Carolina Corporation.

      BANK OF SOUTH CAROLINA CORPORATION SUMMARY OF SELECTED FINANCIAL DATA


YIELDS ON AVERAGE EARNING ASSETS AND RATES ON AVERAGE INTEREST-BEARING
LIABILITIES

                                      1996                              1995                                  1994
                      -------------------------------  -----------------------------------    ----------------------------------
                                     Interest Average                  Interest    Average                   Interest    Average
                        Average        Paid/   Yield/    Average        Paid/       Yield/      Average        Paid/      Yield/
                        Balance       Earned    Rate     Balance        Earned       Rate       Balance        Earned      Rate
                      -------------------------------  -----------------------------------    ----------------------------------
INTEREST-EARNING
  ASSETS:

Loans                 $65,468,548   $6,360,042  9.71%  $55,870,527    $5,607,210    10.04%    $52,079,826    $4,360,882    8.37%

Investment
  securities           17,614,422    1,134,525  6.44%   14,564,163       911,492     6.26%     16,742,283       985,928    5.89%
Federal funds
  sold                  7,622,131      404,430  5.31%    8,653,014       494,958     5.72%      4,358,411       166,832    3.83%
Other short-term
  investments               6,092          228  3.74%        5,868           215     3.66%          5,668           149    2.63%
                      -----------   ----------  ----   -----------    ----------    -----     -----------    ----------    ----

Total earning
  assets              $90,711,193   $7,899,225  8.71%  $79,093,572    $7,013,875     8.87%    $73,186,188    $5,513,791    7.53%
                      ===========   ==========  ====   ===========    ==========    =====     ===========    ==========    ====

INTEREST-BEARING
  LIABILITIES:

Interest bearing
  transaction
  accounts            $35,429,864   $  993,501  2.80%  $33,037,384    $1,111,404     3.36%    $34,312,343    $  959,919    2.80%
Savings                 4,991,111      166,647  3.34%    4,769,316       164,036     3.44%      5,781,571       179,751    3.11%
Certificates of
  deposit              21,727,528    1,153,312  5.31%   17,269,528       960,675     5.56%     11,022,901       391,516    3.55%
Federal funds
  purchased                    --           --  0.00%       85,863         5,023     5.85%          2,877           167    5.80%
Securities sold
  under agreement
  to repurchase           486,793       24,764  5.09%      355,488        18,615     5.24%        529,451        13,558    2.56%
Demand notes
  issued to U.S.
  Treasury                820,617       40,190  4.90%      826,061        46,792     5.66%        679,126        28,075    4.13%
                      -----------   ----------  ----   -----------    ----------    -----     -----------    ----------    ----

Total interest
  bearing
  liabilities         $63,455,913   $2,378,414  3.75%  $56,343,640    $2,306,545     4.09%    $52,338,269    $1,572,987    3.01%
                      ===========   ==========  ====   ===========    ==========    =====     ===========    ==========    ====

Net interest spread                             4.96%                                4.78%                                 4.52%
Net interest margin          6.09%                            5.95%                                  5.39%
Net interest income                 $5,520,811                        $4,707,330                             $3,940,804

                         REPORT OF INDEPENDENT AUDITORS




The Board of Directors

Bank of South Carolina Corporation and subsidiary

Charleston, South Carolina

         We have audited the accompanying consolidated balance sheets of Bank of South Carolina Corporation and subsidiary (the "Corporation") as of December 31, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three year period ended December 31, 1996. The consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Corporation at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 1996, in conformity with generally accepted accounting principles.


/s/ KPMG Peat Marwick


Greenville, South Carolina
January 17, 1997

         BANK OF SOUTH CAROLINA CORPORATION CONSOLIDATED BALANCE SHEETS

                                                                          DECEMBER 31,
                                                                ------------------------------
ASSETS                                                                1996            1995
----------------------------------------------------------------------------------------------
Cash and due from banks                                         $   5,980,344    $  4,239,424
Interest bearing deposits in other banks                                6,185           5,957
Federal funds sold and repurchase agreements                        4,675,000      15,025,000
Investment securities available for sale (note 2)                  19,231,905      12,505,634
Loans (note 3 and note 8)                                          71,660,124      61,986,536
       Less: Allowance for loan losses                             (1,041,216)       (960,103)
                                                                -------------    ------------
Net loans                                                          70,618,908      61,026,433
Accrued interest receivable                                           778,966         667,280
Premise, equipment and leasehold
       improvements, net (note 4)                                   1,149,994         543,326
Other real estate owned                                                    --         917,300
Other assets (note 6)                                                 394,114         317,725
                                                                -------------    ------------
        Total assets                                            $ 102,835,416    $ 95,248,079
                                                                =============    ============

LIABILITIES AND SHAREHOLDERS' EQUITY
----------------------------------------------------------------------------------------------

Liabilities:
  Deposits:
    Non-interest bearing demand                                 $  21,380,352    $ 19,398,922
    Interest bearing demand                                        16,969,563      15,410,415
    Money market accounts                                          17,397,957      19,414,137
    Certificates of deposit $100,000 and over                      13,790,007      11,941,512
    Other time deposits                                            11,577,303       9,143,811
    Other savings deposits                                          3,715,055       3,681,547
                                                                -------------    ------------
        Total deposits                                             84,830,237      78,990,344

  Short-term borrowings (note 5)                                    2,392,408       1,078,569
  Accrued interest payable and other liabilities                      718,958         663,934
                                                                -------------    ------------
    Total liabilities                                              87,941,603      80,732,847
                                                                -------------    ------------

Commitments and contingencies (note 7)

Shareholders' equity (notes 10, 11 and 12):
  Common stock - No par, 3,000,000 authorized,
    Issued and outstanding 1,157,117 shares in 1996
    and 1,179,640 shares in 1995                                           --              --
  Additional paid in capital                                       12,082,882      10,724,000
  Retained earnings                                                 3,252,807       3,556,267
  Treasury stock (35,000 shares)                                     (550,686)             --
  Unrealized gain on securities available for sale,
         net of income taxes                                          108,810         234,965
                                                                -------------    ------------
    Total shareholders' equity                                     14,893,813      14,515,232
                                                                -------------    ------------

  Total liabilities and shareholders' equity                    $ 102,835,416    $ 95,248,079
                                                                =============    ============

See accompanying notes to consolidated financial statements.

    BANK OF SOUTH CAROLINA CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS


                                                    YEARS ENDED DECEMBER 31,
                                            ---------------------------------------
                                                1996          1995          1994
                                            -----------    ----------   -----------
Interest and fee income
    Interest and fees on loans              $ 6,360,042    $5,607,210   $ 4,360,882
    Interest and dividends
        on investment securities              1,134,525       911,492       985,928
    Other interest income                       404,658       495,173       166,981
                                            -----------    ----------   -----------
        Total interest and fee income         7,899,225     7,013,875     5,513,791
                                            -----------    ----------   -----------

Interest expense
    Interest on deposits                      2,313,460     2,236,115     1,531,186
    Interest on short-term borrowings            64,954        70,430        41,801
                                            -----------    ----------   -----------
        Total interest expense                2,378,414     2,306,545     1,572,987
                                            -----------    ----------   -----------

Net interest income                           5,520,811     4,707,330     3,940,804
    Provision for loan losses (note 3)          140,000        20,000       105,000
                                            -----------    ----------   -----------
Net interest income after
    provision for loan losses                 5,380,811     4,687,330     3,835,804
                                            -----------    ----------   -----------

Other income
    Service charges, fees and commissions       488,794       331,959       291,213
    Loss on sale of investment securities        (2,569)           --      (140,443)
    Other non-interest income                    14,698        13,718        41,059
                                            -----------    ----------   -----------
        Total other income                      500,923       345,677       191,829
                                            -----------    ----------   -----------

Other expense
    Salaries and employee benefits            1,896,964     1,682,957     1,484,683
    Net occupancy expense                       787,351       685,965       648,084
    Net cost of other real estate owned           1,088        19,822        21,646
    Loss on other real estate owned              58,378       313,040            --
    Other operating expenses (note 9)           915,006       664,992       760,897
                                            -----------    ----------   -----------
        Total other expense                   3,658,787     3,366,776     2,915,310
                                            -----------    ----------   -----------

Income before income tax expense              2,222,947     1,666,231     1,112,323
Income tax expense (note 6)                     834,139       617,000       407,000
                                            -----------    ----------   -----------

Net income                                  $ 1,388,808    $1,049,231   $   705,323
                                            ===========    ==========   ===========

Net income per common share                 $      1.19    $      .89   $       .60
                                            ===========    ==========   ===========

Cash dividends per common share             $       .39    $      .27   $       .20
                                            ===========    ==========   ===========

Book value                                  $     12.87    $    12.30   $     11.40
                                            ===========    ==========   ===========

Weighted average shares outstanding           1,169,961     1,176,463     1,166,000
                                            ===========    ==========   ===========

See accompanying notes to consolidated financial statements.

                BANK OF SOUTH CAROLINA CORPORATION CONSOLIDATED
                       STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                               UNREALIZED
                                                                                               GAIN (LOSS)
                                                                                              ON SECURITIES
                                      COMMON        ADDITIONAL      RETAINED       TREASURY     AVAILABLE
                                      STOCK      PAID IN CAPITAL    EARNINGS        STOCK       FOR SALE          TOTAL
                                   -----------     -----------    -----------     ---------     ---------     ------------
December 31, 1993                  $ 5,300,000     $ 5,300,000    $ 2,355,888     $      --     $      --     $ 12,955,888

Net income                                  --              --        705,323            --            --          705,323

Unrealized loss
   on securities
   available for sale,
   net of income taxes                      --              --             --            --      (140,275)        (140,275)

Cash dividends                              --              --       (233,200)           --            --         (233,200)
                                   -----------     -----------    -----------     ---------     ---------     ------------

December 31, 1994                  $ 5,300,000     $ 5,300,000    $ 2,828,011     $      --     $(140,275)    $ 13,287,736

Reorganization of The Bank
   of South Carolina into a
   one-bank holding company         (5,300,000)      5,300,000             --            --            --               --

Shares issued for the
   exercise of stock option-                --         124,000             --            --                        124,000

Net income                                  --              --      1,049,231            --            --        1,049,231

Change in unrealized gain
   (loss) on securities
   available for sale,
   net of income taxes                      --              --             --            --       375,240          375,240

Cash dividends                              --              --       (320,975)           --            --         (320,975)
                                   -----------     -----------    -----------     ---------     ---------     ------------

December 31, 1995                  $        --     $10,724,000    $ 3,556,267     $      --     $ 234,965     $ 14,515,232

Shares issued for the
   exercise of stock options                --         124,000             --            --            --          124,000

Purchase of
   treasury stock                           --              --             --      (550,686)           --         (550,686)

Net income                                  --              --      1,388,808            --            --        1,388,808

Change in unrealized gain
   (loss) on securities
   available for sale,
   net of income taxes                      --              --             --            --      (126,155)        (126,155)

Common stock dividend                       --       1,234,882     (1,234,882)           --            --               --

Cash dividends                              --              --       (457,386)           --            --         (457,386)
                                   -----------     -----------    -----------     ---------     ---------     ------------

December 31, 1996                  $        --     $12,082,882    $ 3,252,807     $(550,686)    $ 108,810     $ 14,893,813
                                   ===========     ===========    ===========     =========     =========     ============


See accompanying notes to consolidated financial statements.

    BANK OF SOUTH CAROLINA CORPORATION CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                           YEARS ENDED DECEMBER 31,
                                                                              --------------------------------------------------
                                                                                  1996                1995               1994
                                                                              ------------       ------------       ------------
Cash flows from operating activities:
    Net income                                                                $  1,388,808       $  1,049,231       $    705,323
    Adjustments to reconcile net income
     to net cash provided by operating activities:
        Depreciation                                                               157,223            121,587            116,125
        Amortization of organizational costs                                         7,446              4,689                 --
        Provision for loan losses                                                  140,000             20,000            105,000
        Deferred income taxes                                                       71,000           (123,000)             6,000
        Loss on other real estate owned                                             58,378            313,040                 --
        Loss on sale of investment securities                                        2,569                 --            140,443
        Net accretion (amortization) of unearned
            discounts/premiums on investment securities                              4,841             34,935             10,514
        (Increase) in accrued interest receivable
            and other assets                                                      (192,429)           (44,499)          (389,138)
        Increase in accrued interest payable and
            other liabilities                                                       55,024            369,896            235,512
                                                                              ------------       ------------       ------------
Net cash provided by operating activities                                        1,692,860          1,745,879            929,779
                                                                              ------------       ------------       ------------

Cash flows from investing activities:
    Proceeds from sales/maturities of investment securities
        available for sale                                                       5,036,383          5,013,882          9,939,797
    Purchase of investment securities available for sale                       (11,970,311)        (1,001,875)       (11,080,733)
    Net increase in loans                                                       (9,732,475)        (7,571,705)        (3,368,353)
    Proceeds from the sale of other real estate owned                              858,922                 --                 --
    Purchase of premise, equipment and
        leasehold improvements, net                                               (763,891)           (65,613)           (79,715)
                                                                              ------------       ------------       ------------
Net cash provided (used) by investing activities                               (16,571,372)        (3,625,311)        (4,589,004)
                                                                              ------------       ------------       ------------

Cash flows from financing activities:
    Net increase (decrease) in deposit accounts                                  5,839,893         16,524,915         (2,349,102)
    Net increase (decrease) in short-term borrowings                             1,313,839            (50,569)        (1,180,096)
    Dividends                                                                     (457,386)          (320,975)          (233,200)
    Treasury stock                                                                (550,686)                --                 --
    Stock options exercised                                                        124,000            124,000                 --
                                                                              ------------       ------------       ------------
Net cash provided (used) by financing activities                                 6,269,660         16,277,371         (3,762,398)
                                                                              ------------       ------------       ------------

Net (decrease) increase in cash and cash equivalents                            (8,608,852)        14,397,939         (7,421,623)
Cash and cash equivalents at beginning of year                                  19,270,381          4,872,442         12,294,065
                                                                              ------------       ------------       ------------

Cash and cash equivalents at end of year                                      $ 10,661,529       $ 19,270,381       $  4,872,442
                                                                              ============       ============       ============

Supplemental disclosure of cash flow data:
    Cash paid during the year for:
        Interest                                                              $  2,417,733       $  2,145,329       $  1,564,142
        Income taxes                                                               766,382            582,218            410,050
        Transfer of investment securities held to
           maturity to available for sale                                               --                 --         15,105,901
        Transfer of loans to other real estate owned                                    --                 --          1,222,000
        Change in unrealized gain on securities available for sale,
            net of income taxes                                                    126,155            375,240            140,275

See accompanying notes to consolidated financial statements.

 BANK OF SOUTH CAROLINA CORPORATION NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of the more significant accounting policies used in preparation and presentation of the accompanying consolidated financial statements. The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements. In addtion, they affect the reported amounts of income and expense during the reporting period. Actual results could differ from these estimates and assumptions.

PRINCIPLES OF CONSOLIDATION: The accompanying consolidated financial statements include the accounts of Bank of South Carolina Corporation (the "Company") and its wholly-owned subsidiary, The Bank of South Carolina (the "Bank"). In consolidation, all significant intercompany balances and transactions have been eliminated. Bank of South Carolina Corporation is a one-bank holding company organized under the laws of the State of South Carolina. The Bank provides a broad range of consumer and commercial banking services, concentrating on individuals and small and medium-sized businesses desiring a high level of personalized services.

The reorganization of the Bank into a one-bank holding company became effective on April 17, 1995. All issued and outstanding shares of the Bank's stock were converted into two shares of the Company's stock.

INVESTMENT SECURITIES: The Company accounts for its investment securities in accordance with the Financial Accounting Standards Board's (FASB) Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities. Investments are classified into three categories as follows: (1) Held to Maturity - debt securities that the Company has the positive intent and ability to hold to maturity, which are reported at amortized cost; (2) Trading - debt and equity securities that are bought and held principally for the purpose of selling them in the near term, which are reported at fair value, with unrealized gains and losses included in earnings; and (3) Available for Sale - debt and equity securities that may be sold under certain conditions, which are reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of shareholders' equity, net of income taxes.

LOANS AND ALLOWANCE FOR LOAN LOSSES: The Company adopted SFAS No. 114, Accounting by Creditors for Impairment of a Loan, on January 1, 1995. This statement requires that all creditors value loans for which it is probable that the creditor will be unable to collect all amounts due according to the terms of the loan agreement at the loan's fair value. Fair value may be determined based upon the present value of expected cash flows, market price of the loan, if available, or value of the underlying collateral. Expected cash flows are required to be discounted at the loan's effective interest rate.

SFAS No. 114 was amended by SFAS No. 118 to allow a creditor to use existing methods for recognizing interest income on an impaired loan and by requiring additional disclosures about how a creditor recognizes interest income related to impaired loans.

When the ultimate collectibility of an impaired loan's principal is in doubt, wholly or partially, all cash receipts are applied to principal. When this doubt does not exist, cash receipts are applied under the contractual terms of the loan agreement first to principal and then to interest income. Once the recorded principal balance has been reduced to zero, future cash receipts are applied to interest income, to the extent that any interest has been foregone. Further cash receipts are recorded as recoveries of any amounts previously charged off.

A loan is also considered impaired if its terms are modified in a troubled debt restructuring after January 1, 1995. For these accruing impaired loans, cash receipts are typically applied to principal and interest receivable in accordance with the terms of the restructured loan agreement. Interest income is recognized on these loans using the accrual method of accounting. As of December 31, 1996, all impaired loans were accruing interest.

The allowance for loan losses is based on management's evaluation of the loan portfolio under current economic conditions. The evaluation includes a review of delinquencies and an estimate of the possibility of loss based on the risk characteristics of the portfolio. While management uses the best information available to make evaluations, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluations. The allowance for loan losses is subject to periodic evaluations by various regulatory authorities and may be subject to adjustment based upon information that is available to them at the time of their examination.

PREMISE, EQUIPMENT AND LEASEHOLD IMPROVEMENTS AND DEPRECIATION: Buildings and equipment are carried at cost less accumulated depreciation, calculated on the straight-line method over the estimated useful life of the related assets ranging from 20 years and 3 to 15 years, respectively, for financial reporting purposes and an accelerated method for income tax purposes. Amortization of leasehold improvements is recorded using the straight-line method over the lesser of the estimated useful life of the asset or the term of the lease. Maintenance and repairs are charged to operating expenses as incurred.

OTHER REAL ESTATE OWNED: Other real estate owned is recorded at the lower of fair value minus estimated selling costs or cost. Gains and losses on the sale of other real estate owned and write-downs from periodic reevaluation are charged to other operating expenses.

INCOME TAXES: Effective January 1, 1993, the Company adopted SFAS No. 109 with no material effect on the Company. Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

INCOME PER COMMON SHARE: Income per common share is based on the weighted average number of shares outstanding. Outstanding stock options are common stock equivalents but have no material dilutive effect on income per common share.

CASH FLOWS: Cash and cash equivalents includes working cash funds, due from banks, items in process of collection and federal funds sold. To comply with Federal Reserve regulations, the Bank is required to maintain certain average cash reserve balances. The daily average reserve requirement was $755,000 and $618,000 for the reserve periods ended December 31, 1996, and 1995, respectively.

RECLASSIFICATIONS: Certain prior year amounts have been reclassified to conform to the 1996 presentation. Such reclassifications had no impact on net income or retained earnings as previously reported.

 BANK OF SOUTH CAROLINA CORPORATION NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


2. INVESTMENT SECURITIES AVAILABLE FOR SALE

The amortized cost and market values of investment securities available for sale are summarized as follows:

                                                           DECEMBER 31, 1996
                                     ---------------------------------------------------------------
                                                         GROSS           GROSS
                                      AMORTIZED        UNREALIZED      UNREALIZED           MARKET
                                         COST            GAINS           LOSSES             VALUE
                                     -----------        --------        --------         -----------
         U.S. Treasury Obligations   $18,989,786        $202,132        $(29,418)        $19,162,500
         Municipal Securities             69,405              --              --              69,405
                                     -----------        --------        --------         -----------

         Total                       $19,059,191        $202,132        $(29,418)        $19,231,905
                                     ===========        ========        ========         ===========


                                                           DECEMBER 31, 1995
                                     ---------------------------------------------------------------
                                                         GROSS           GROSS
                                      AMORTIZED        UNREALIZED      UNREALIZED           MARKET
                                         COST            GAINS           LOSSES             VALUE
                                     -----------        --------        --------         -----------
         U.S. Treasury Obligations   $12,024,384        $372,961        $     --         $12,397,345
         Municipal Securities             83,289              --              --              83,289
         Corporate Stock                  25,000              --              --              25,000
                                     -----------        --------        --------         -----------

         Total                       $12,132,673        $372,961        $     --         $12,505,634
                                     ===========        ========        ========         ===========

The amortized cost and market value of investment securities at December 31, 1996, by contractual maturity are as follows:

                                                      AMORTIZED        MARKET
                                                         COST           VALUE
                                                     -----------     -----------

         Due in one year or less                     $ 4,018,751     $ 4,048,881
         Due in one year to five years                15,040,440      15,183,024
                                                     -----------     -----------

         Total                                       $19,059,191     $19,231,905
                                                     ===========     ===========

The Company had $2,997,500 proceeds from the sale of investment securities which resulted in a realized loss of $2,569 during the year ended December 31, 1996 and no proceeds from the sale of investment securities during the year ended December 31, 1995. The Company had proceeds of $4,836,297 from the sale of investment securities which resulted in a realized loss of $140,443 during the year ended December 31, 1994.

The carrying value of investment securities pledged to secure deposits and other balances was approximately $10,846,000 and $9,880,000 at December 31, 1996 and 1995, respectively.

 BANK OF SOUTH CAROLINA CORPORATION NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


3. LOANS

Major classifications of loans are as follows:

                                                           DECEMBER 31,
                                                 ------------------------------
                                                     1996              1995
                                                 ------------      ------------
              Commercial loans                   $ 55,027,846      $ 49,367,028
              Residential mortgage                  7,869,543         5,881,511
              Consumer loans                        5,087,491         3,792,685
              Personal bank lines                   3,607,898         2,910,414
              Other                                    67,346            34,898
                                                 ------------      ------------
                                                   71,660,124        61,986,536
              Allowance for loan losses            (1,041,216)         (960,103)
                                                 ------------      ------------

              Loans, net                         $ 70,618,908      $ 61,026,433
                                                 ============      ============

Changes in the allowance for loan losses are summarized as follows:

                                               YEARS ENDED DECEMBER 31,
                                      -----------------------------------------
                                          1996           1995           1994
                                      -----------     ---------     -----------
Balance at beginning of year          $   960,103     $ 996,386     $ 1,039,870
Provision for loan losses                 140,000        20,000         105,000
Charge offs                               (63,853)      (67,535)       (163,892)
Recoveries                                  4,966        11,252          15,408
                                      -----------     ---------     -----------
Balance at end of year                $ 1,041,216     $ 960,103     $   996,386
                                      ===========     =========     ===========

The Company grants short to intermediate term commercial and consumer loans to customers throughout its primary market area of Charleston, Berkeley and Dorchester Counties, South Carolina. The Company's primary market area is heavily dependent on the tourism and military industries. Although the Company has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent upon the stability of the economic environment in their primary market including the tourism and military industries. Except for the fact that the majority of the loan portfolio is located in the Bank's immediate market area, there were no concentrations of loans in any type of industry, type of property or to one borrower.

As of December 31, 1996 and 1995, the Company had loans on non-accrual totalling approximately $38,000 and $111,000, respectively. The additional amount of gross income that would have been recorded during 1996 and 1995 if these loans had performed as agreed would have been approximately $438 and $4,497, respectively.

At December 31, 1996 and 1995, impaired loans amounted to $63,054 and $73,287, respectively. Included in the allowance for loan losses is $0 and $11,740 related to the above impaired loans. For the years ended December 31, 1996 and 1995, the average recorded investment in impaired loans was $68,256 and $78,145, respectively, and $6,009 in 1996 and $8,439 in 1995 of interest income was recognized on loans while they were impaired. All of this income was recognized using the accrual method of accounting.

At December 31, 1996 and 1995, there was a troubled debt restructuring totaling $69,791 and $82,291, respectively, which was modified prior to the adoption of SFAS No. 114 and which was performing in accordance with its modified terms.

 BANK OF SOUTH CAROLINA CORPORATION NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


4. PREMISE, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

Premise, equipment and leasehold improvements are summarized as follows:

                                                   DECEMBER 31,
                                           ---------------------------
                                               1996            1995
                                           -----------     -----------
         Bank buildings                    $   583,959     $        --
         Lease purchase                         30,000          30,000
         Leasehold improvements                202,789         187,136
         Equipment                           1,079,803         925,541
                                           -----------     -----------
                                             1,896,551       1,142,677
         Accumulated depreciation             (746,557)       (599,351)
                                           -----------     -----------
         Total                             $ 1,149,994     $   543,326
                                           ===========     ===========

5. SHORT-TERM BORROWINGS

Short-term borrowings are summarized as follows:

                                                               DECEMBER 31,
                                                          -----------------------
                                                             1996         1995
                                                          ----------   ----------
         Securities sold under agreements to repurchase   $  480,559   $  642,266
         U.S. Treasury, Tax and Loan deposit notes         1,911,849      436,303
                                                          ----------   ----------

         Total                                            $2,392,408   $1,078,569
                                                          ==========   ==========

Securities sold under agreements to repurchase with customers mature on demand. These borrowings were collateralized by U.S. Treasury Notes with carrying values of $558,220 and $800,776 and market values of $557,431 and $808,405 at December 31, 1996 and 1995, respectively. The agreements to repurchase had weighted average interest rates of 5.08% and 5.36% at December 31, 1996 and 1995, respectively. The maximum amount outstanding at any month end was $575,180 and $709,913 for the years ended December 31, 1996 and 1995, respectively. The average amount of outstanding agreements to repurchase was $486,793 and $355,488 during the periods ended December 31, 1996 and 1995, respectively. The securities underlying the repurchase agreements were held in safekeeping by an authorized broker. At the maturity dates of these transactions, the securities are returned to the account of the Bank.

 BANK OF SOUTH CAROLINA CORPORATION NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


6. INCOME TAXES

Income tax expense (benefit) consists of:

                                                YEARS ENDED DECEMBER 31,
                                        ----------------------------------------
                                           1996           1995            1994
                                        ---------       ---------       --------
         Current:
              Federal                   $ 686,825       $ 697,000       $369,000
              State                        76,314          43,000         32,000
                                        ---------       ---------       --------
                                          763,139         740,000        401,000
                                        ---------       ---------       --------
         Deferred:
              Federal                      71,000        (123,000)         6,000
              State                            --              --             --
                                        ---------       ---------       --------
                                           71,000        (123,000)         6,000
                                        ---------       ---------       --------
         Total                          $ 834,139       $ 617,000       $407,000
                                        =========       =========       ========


The Company's effective income tax rate differs from the statutory Federal income tax rate of 34% as follows:

                                                              YEARS ENDED DECEMBER 31,
                                                          ------------------------------
                                                            1996       1995       1994
                                                          --------   --------   --------
         Provision for tax at statutory federal income
              tax rate                                    $755,802   $566,519   $378,190
         State income taxes, net of federal tax benefit     50,367     28,380     21,120
         Other, net                                         27,970     22,101      7,690
                                                          --------   --------   --------

         Provision for income tax                         $834,139   $617,000   $407,000
                                                          ========   ========   ========

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1996 and 1995, are presented below:

                                                                DECEMBER 31,
                                                            -------------------
                                                              1996       1995
                                                            --------   --------
         Deferred tax assets:

         Bad debt reserves                                  $308,000   $290,000
         Tax basis of real estate versus carrying value
            for financial reporting purposes                      --    106,000
                                                            --------   --------
         Total gross deferred tax assets                     308,000    396,000
                                                            --------   --------

         Deferred tax liabilities:

         Unrealized gain on securities available for sale     63,904    137,995
         Fixed assets, principally due to differences
            in depreciation                                   35,000     49,000
         Other                                                12,000     15,000
                                                            --------   --------
         Total gross deferred tax liabilities                110,904    201,995
                                                            --------   --------

         Net deferred tax asset                             $197,096   $194,005
                                                            ========   ========

There was no valuation allowance for potential deferred tax assets at either December 31, 1996 or December 31, 1995. No valuation allowance has been established as it is management's belief that realization of the deferred tax asset is more likely than not. The net deferred tax asset is included in other assets on the consolidated balance sheets.

A portion of the change in the net deferred tax asset relates to the unrealized gains and losses on securities available for sale. The related current period deferred tax benefit of $74,091 has been recorded directly to shareholders' equity. The balance of the change in the net deferred tax asset results from the current period deferred tax expense of $71,000.

 BANK OF SOUTH CAROLINA CORPORATION NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


7. COMMITMENTS AND CONTINGENCIES

The Company has entered into agreements to lease equipment and its office facilities under noncancellable operating lease agreements expiring on various dates through 2010. The Company may, at its option, extend the lease of its office facility at 256 Meeting Street in Charleston, South Carolina, for two additional ten year periods, extend the lease of its office facility at 100 N. Main Street, Summerville, South Carolina, for two additional five year periods and extend the land lease where the Mt. Pleasant office is constructed for six additional five year periods. Minimum rental commitments for these leases as of December 31, 1996, are as follows:

                           1997                                    381,901
                           1998                                    384,012
                           1999                                    381,436
                           2000                                    370,068
                           2001 and thereafter                   4,122,558
                                                                ----------

                           Total                                $5,639,975
                                                                ==========

Total rental expense was $380,637, $350,086, and $336,810 in 1996, 1995, and
1994, respectively.

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the financial statements. The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained if deemed necessary by the Company upon extension of credit is based on management's credit evaluation of the counterparty. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties. Commitments to extend credit, including unused lines of credit, amounted to $16,897,267 and $15,163,000 at December 31, 1996 and 1995, respectively.

Standby letters of credit are commitments issued by the Company to guarantee the performance of a customer to a third party. Commitments under standby letters of credit amounted to $1,437,650 and $1,055,000 at December 31, 1996 and 1995, respectively.


8. RELATED PARTY TRANSACTIONS

In the opinion of management, loans to officers and directors of the Company are made on substantially the same terms as those prevailing at the time for comparable transactions with unaffiliated persons and do not involve more than the normal risk of collectibility. There were no outstanding loans to executive officers of the Company as of December 31, 1996. Related party loans are summarized as follows:

                                                        DECEMBER 31,
                                                 --------------------------
                                                    1996            1995
                                                 -----------    -----------
         Balance at beginning of year            $ 2,133,686    $ 2,670,941
         New loans or advances                     2,178,429        893,470
         Repayments                               (1,721,167)    (1,430,725)
                                                 -----------    -----------

         Balance at end of year                  $ 2,590,948    $ 2,133,686
                                                 ===========    ===========

 BANK OF SOUTH CAROLINA CORPORATION NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


9. OTHER EXPENSE

A summary of the components of other operating expense are as follows:

                                                                               YEARS ENDED DECEMBER 31,
                                                                    ------------------------------------------------
                                                                      1996                1995                1994
                                                                    --------            --------            --------
              Advertising and business development                  $ 85,966            $ 19,969            $ 18,735
              Supplies                                               110,396              91,063             117,533
              Telephone and postage                                  106,379              83,672              74,429
              Insurance                                               34,469              32,423              28,783
              Professional fees                                      110,358              96,158             120,555
              Data processing services                                89,998              70,388              72,156
              State and FDIC insurance and fees                       14,927              85,857             159,526
              Other                                                  362,513             185,462             169,180
                                                                    --------            --------            --------

              Total                                                 $915,006            $664,992            $760,897
                                                                    ========            ========            ========

10. STOCK DIVIDEND

The Board of Directors approved a 10% stock dividend on April 9, 1996, for shareholders of record April 30, 1996, and effective May 15, 1996. All share and per share data have been retroactively restated to reflect the 10% stock dividend.

11. INCENTIVE STOCK OPTION PLAN AND EMPLOYEE STOCK OWNERSHIP PLAN AND TRUST

The Company has an incentive stock option plan for the benefit of eligible officers and employees. A total of 110,000 shares were reserved and 99,000 shares have subsequently been granted under the plan. Options for 27,940 shares with an exercise price of $9.09 and 16,500 shares with an exercise price of $9.44 have expired. No options were granted during 1996. Options for 27,280 shares with an exercise price of $9.09 remain outstanding. Options for 13,640 shares at $9.09 were exercised during 1996 and 1995. Of the remaining options for 27,280 shares at $9.09, options for 13,640 shares are exercisable annually in 1997 and 1998 and expire if not exercised by the end of the exercise period each year.

In the event of a prospective reorganization, consolidation or sale of substantially all of the assets or any other form of corporate reorganization in which the Company would not be the surviving entity or in the event of the acquisition, directly or indirectly, of the beneficial ownership of twenty-four percent (24%) of the Common Stock of the Company or the making, orally or in writing, of a tender offer for, or any request or invitation for tender of, or any advertisement making or inviting tenders of the Company stock by any person, all options in effect at that time would accelerate so that all options would become immediately exercisable and could be exercised within one year immediately following the date of acceleration but not thereafter.

The Company established an Employee Stock Ownership Plan (ESOP) effective January 1, 1989. Each employee who has attained age twenty-one and has completed at least 1,000 hours of service in a Plan year is eligible to participate in the Plan. Contributions are determined annually by the Board of Directors and amounts allocable to individual participants may be limited pursuant to the provisions of Internal Revenue Code section 415. The Company recognizes expense when the contribution is approved by the Board. The total expenses charged by the Company amounted to $146,184, $144,720 and $103,699 for the years ended December 31, 1996, 1995 and 1994, respectively.

 BANK OF SOUTH CAROLINA CORPORATION NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


12. REGULATORY CAPITAL REQUIREMENTS

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulation) to risk-weighted assets (as defined) and to total assets. Management believes, as of December 31, 1996, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

At December 31, 1996 and 1995, the Company and the Bank are categorized as "well capitalized," respectively, under the regulatory framework for prompt corrective action. To be categorized as "adequately capitalized," the Company and the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table below. There are no current conditions or events that management believes would change the Company's or the Bank's category.

                                                                                           TO BE WELL
                                                                                        CAPITALIZED UNDER
                                                                  FOR CAPITAL           PROMPT CORRECTIVE
                                             ACTUAL            ADEQUACY PURPOSES        ACTION PROVISIONS
                                             ------            -----------------        -----------------
                                      AMOUNT       RATIO       AMOUNT       RATIO      AMOUNT       RATIO
                                      -------------------------------------------------------------------
As of December 31, 1996:
  Total capital to
    risk-weighted assets:
     Company                          $15,722      20.98%      $5,996       8.00%      $7,495       10.00%
     Bank                              15,508      20.70%       5,994       8.00%       7,492       10.00%

Tier 1 capital to
  risk-weighted assets:
     Company                          $14,785      19.73%      $2,998       4.00%      $4,497        6.00%
     Bank                              14,571      19.45%       2,997       4.00%       4,495        6.00%

Tier 1 capital to
  total assets:
     Company                          $14,785      14.23%      $4,155       4.00%      $5,194        5.00%
     Bank                              14,571      14.03%       4,154       4.00%       5,193        5.00%

 BANK OF SOUTH CAROLINA CORPORATION NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


13. DISCLOSURES REGARDING FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107, Disclosure About Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments whether or not recognized on the balance sheet, for which it is practicable to estimate fair value. Fair value estimates are made as of a specific point in time based on the characteristics of the financial instruments and the relevant market information. Where available, quoted market prices are used. In other cases, fair values are based on estimates using present value or other valuation techniques. These techniques involve uncertainties and are significantly affected by the assumptions used and the judgements made regarding risk characteristics of various financial instruments, discount rates, prepayments, estimates of future cash flows, future expected loss experience and other factors. Changes in assumptions could significantly affect these estimates. Derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, may or may not be realized in an immediate sale of the instrument.

Under SFAS No. 107, fair value estimates are based on existing financial instruments without attempting to estimate the value of anticipated future business and the value of the assets and liabilities that are not financial instruments. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

The following describes the methods and assumptions used by the Company in estimating the fair values of financial instruments:

a. Cash and cash equivalents, interest bearing deposits in other banks, federal funds sold and securities under resale agreements or similar arrangements
The carrying value approximates fair value.

b. Investment securities available for sale
The fair value of investment securities is derived from quoted market prices.

c. Loans
The current value of variable rate consumer and commercial loans or consumer and commercial loans with remaining maturities of three months or less approximates fair value. The fair value of fixed rate consumer and commercial loans with maturities greater than three months are valued using a discounted cash flow analysis and assumes the rate being offered on these types of loans by the Company at December 31, 1996, approximates market.

For lines of credit, the carrying value approximates fair value. No value has been placed on the underlying credit card relationship rights.

Unused loan commitments are at adjustable rates which fluctuate with the prime rate or are funded within ninety days. Current amounts are considered to be their fair value.

d. Deposits
Under SFAS No. 107, the estimated fair value of deposits with no stated maturity is equal to the carrying amount. The fair value of time deposits is estimated by discounting contractual cash flows, by applying interest rates currently being offered on the deposit products. Under SFAS No. 107, the fair value estimates for deposits do not include the benefit that results from the low cost funding provided by the deposit liabilities as compared to the cost of alternative forms of funding (deposit base intangibles).

e. Short-term borrowings
The carrying amount approximates fair value due to the short-term nature of these instruments.

The estimated fair values of the Company's financial instruments at December 31, 1996 and 1995, are as follows:

                                                                 1996
                                                       -------------------------
                                                         CARRYING     ESTIMATED
                                                          AMOUNT      FAIR VALUE
                                                       -----------   -----------
Cash and cash equivalents                              $ 5,980,344   $ 5,980,344
Interest bearing deposits in other banks                     6,185         6,185
Fed funds sold and securities purchased
   under resale agreements or similar arrangements       4,675,000     4,675,000
Investments available for sale                          19,231,905    19,231,905
Loans                                                   71,660,124    71,248,386
Deposits                                                84,830,237    84,823,402
Short-term borrowings                                    2,392,408     2,392,408

                                                                 1995
                                                       -------------------------
                                                         CARRYING     ESTIMATED
                                                          AMOUNT      FAIR VALUE
                                                       -----------   -----------
Cash and cash equivalents                              $ 4,239,424   $ 4,239,424
Interest bearing deposits in other banks                     5,957         5,957
Fed funds sold and securities purchased
   under resale agreements or similar arrangements      15,025,000    15,025,000
Investments available for sale                          12,505,634    12,505,634
Loans                                                   61,986,535    61,808,325
Deposits                                                78,990,344    79,005,349
Short-term borrowings                                    1,078,569     1,078,569

 BANK OF SOUTH CAROLINA CORPORATION NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


14. BANK OF SOUTH CAROLINA CORPORATION - PARENT COMPANY

The Company's principal source of income is dividends from the Bank. Certain regulatory requirements restrict the amount of dividends which the Bank can pay to the Company. At December 31, 1996, the Bank had available retained earnings of approximately $3,971,450 for payment of dividends.

The Company's principal asset is its investment in its bank subsidiary. The Company's condensed statements of financial condition data as of December 31, 1996, and 1995, and the related condensed statements of operations data and cash flow data for the period ended December 31, 1996, and 1995, are as follows:

FINANCIAL CONDITION DATA
------------------------
         ASSETS                                                   1996            1995
                                                              ------------    ------------
         Cash                                                 $    303,445    $    711,643
         Investment in wholly-owned bank subsidiary             14,680,261      13,857,119
         Capitalized organizational costs                           24,816          32,262
         Other assets                                                1,003              --
                                                              ------------    ------------

           Total assets                                       $ 15,009,525    $ 14,601,024
                                                              ============    ============

         Liabilities and Shareholders' Equity

         Dividends payable                                    $    115,712    $     85,792
                                                              ------------    ------------

         Total liabilities                                         115,712          85,792

         Shareholders' equity                                   14,893,813      14,515,232
                                                              ------------    ------------

           Total liabilities and shareholders' equity         $ 15,009,525    $ 14,601,024
                                                              ============    ============

OPERATIONS DATA
---------------
                                                                  1996            1995
                                                              ------------    ------------
         Interest income                                      $     13,723    $      3,924
         Net operating expenses                                    (44,212)        (12,434)
         Dividends received from bank                              470,000         600,000
         Equity in undistributed earnings of subsidiary            949,297         457,741
                                                              ------------    ------------

           Net income                                         $  1,388,808    $  1,049,231
                                                              ============    ============

CASH FLOW DATA
--------------
                                                                  1996            1995
                                                              ------------    ------------
         Cash flows from operating activities:

           Net income                                         $  1,388,808    $  1,049,231
           Equity in undistributed earnings of subsidiary         (949,297)       (457,741)
           Increase in other assets                                 (1,003)        (36,951)
           Amortization of organizational costs                      7,446           4,688
                                                              ------------    ------------

           Net cash provided by operating activities               445,954         559,227

         Cash flows from financing activities:

           Increase in dividends payable                            29,920          85,792
           Dividends paid                                         (457,386)       (257,376)
           Treasury stock purchased                               (550,686)             --
           Stock options exercised                                 124,000         124,000
                                                              ------------    ------------

           Net cash (used) provided by financing activities       (854,152)        152,416

         Net increase (decrease) in cash                          (408,198)        711,643

         Cash at beginning of year                                 711,643              --
                                                              ------------    ------------

         Cash at end of year                                  $    303,445    $    711,643
                                                              ============    ============

 BANK OF SOUTH CAROLINA CORPORATION NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


15. QUARTERLY RESULTS OF OPERATIONS

The tables below represent the quarterly results of operations for the years ending December 31, 1996, 1995 and 1994, respectively: (unaudited)


                                                                        1996
                                            ------------------------------------------------------------
                                               FOURTH          THIRD           SECOND           FIRST
                                            -----------      ----------     -----------      -----------
Total interest income                       $ 2,092,368      $2,035,700     $ 1,925,100      $ 1,846,027
Total interest expense                          632,942         604,928         567,940          572,604
                                            -----------      ----------     -----------      -----------
Net interest income                           1,459,426       1,430,772       1,357,160        1,273,453
Provision for loan losses                        60,000          45,000          20,000           15,000
                                            -----------      ----------     -----------      -----------
Net interest income after
   provision for loan losses                  1,399,426       1,385,772       1,337,160        1,258,453
Other income                                    159,960         139,743         107,197           94,023
Other expense                                   953,635         940,719         911,121          853,312
                                            -----------      ----------     -----------      -----------
Income before taxes                             605,751         584,796         533,236          499,164
Income tax expense                              227,500         218,000         204,000          184,639
                                            -----------      ----------     -----------      -----------
Net income                                  $   378,251      $  366,796     $   329,236      $   314,525
                                            ===========      ==========     ===========      ===========
Net income per share                        $       .33      $      .31     $       .28      $       .27
                                            ===========      ==========     ===========      ===========


                                                                        1995
                                            ------------------------------------------------------------
                                               FOURTH          THIRD           SECOND           FIRST
                                            -----------      ----------     -----------      -----------
Total interest income                       $ 1,870,300      $1,854,311     $ 1,685,855      $ 1,603,409
Total interest expense                          633,255         647,270         542,473          483,547
                                            -----------      ----------     -----------      -----------
Net interest income                           1,237,045       1,207,041       1,143,382        1,119,862
Provision for loan losses                            --              --           5,000           15,000
                                            -----------      ----------     -----------      -----------
Net interest income after
   provision for loan losses                  1,237,045       1,207,041       1,138,382        1,104,862
Other income (loss)                              24,177          92,820         (40,658)         (43,702)
Other expense                                   791,184         734,737         764,042          763,773
                                            -----------      ----------     -----------      -----------
Income before taxes                             470,038         565,124         333,682          297,387
Income tax expense                              175,000         214,000         123,000          105,000
                                            -----------      ----------     -----------      -----------
Net income                                  $   295,038      $  351,124     $   210,682      $   192,387
                                            ===========      ==========     ===========      ===========
Net income per share                        $       .25      $      .30     $       .18      $       .16
                                            ===========      ==========     ===========      ===========


                                                                        1994
                                            ------------------------------------------------------------
                                               FOURTH          THIRD           SECOND           FIRST
                                            -----------      ----------     -----------      -----------
Total interest income                       $ 1,506,642      $1,451,635     $ 1,353,110      $ 1,202,404
Total interest expense                          435,446         400,275         381,330          335,936
                                            -----------      ----------     -----------      -----------
Net interest income                           1,071,196       1,051,360         971,780          846,468
Provision for loan losses                            --          10,000          35,000           60,000
                                            -----------      ----------     -----------      -----------
Net interest income after
   provision for loan losses                  1,071,196       1,041,360         936,780          786,468
Other income (loss)                             (58,164)         87,854          85,995           76,144
Other expense                                   722,736         766,610         719,776          706,188
                                            -----------      ----------     -----------      -----------
Income before taxes                             290,296         362,604         302,999          156,424
Income tax expense                              106,000         136,500         109,000           55,500
                                            -----------      ----------     -----------      -----------
Net income                                  $   184,296      $  226,104     $   193,999      $   100,924
                                            ===========      ==========     ===========      ===========
Net income per share                        $       .16      $      .19     $       .16      $       .09
                                            ===========      ==========     ===========      ===========
